EXHIBIT 5. 1
















































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                                                 June 13, 2003

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

                Option One Mortgage Loan Trust 2003-4
                Asset-Backed Certificates, Series 2003-4
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Ladies and Gentlemen:

     We have acted as counsel to Option One Mortgage Acceptance Corporation (the "Depositor") in connection with (i) the Mortgage Loan Purchase Agreements, dated June 10, 2003 (the "Mortgage Loan Purchase Agreements") among Option One Mortgage Corporation (the "Originator"), Option One Owner Trust 2001-1B, Option One Owner Trust 2002-3 or Option One Owner Trust 2001-2 (each, a "Seller" and collectively, the "Sellers") and the Depositor, (ii) the Mortgage Loan Purchase Agreement, dated June 10, 2003 (the "Option One Purchase Agreement"), (iii) the Pooling and Servicing Agreement, dated as of June l, 2003 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, the Originator as master servicer (in such capacity, the "Master Servicer") and Wells Fargo Bank Minnesota, National Association as trustee (the "Trustee") and the certificates issued pursuant thereto designated as Asset-Backed Certificates, Series 2003-4, (collectively, the "Certificates"), (iv) the Underwriting Agreement, dated June 10, 2003 (the "Underwriting Agreement"), among the Depositor, the Originator, Greenwich Capital Markets, Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., UBS Warburg LLC, Lehman Brothers, Inc. and H&R Block Financial Advisors, Inc. (the "Underwriters") pursuant to which the Class A-1 Certificates, the Class A-2 Certificates, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5A Certificates, the Class M-5F Certificates and the Class M-6 Certificates were sold, (iv) the Prospectus Supplement, dated June 10, 2003 (the "Prospectus Supplement") and the Prospectus to which it relates, dated June 10, 2003 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus). The Mortgage Loan Purchase Agreements, the Option One Purchase Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Prospectus are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

     In rendering this opinion letter, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity



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OOMAC, Series 2003-4                                                      Page 2
June 13, 2003



to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

     Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial or other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and provisions imposing penalties and forfeitures and waiving objections to venue and forum, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of any agreement which purport or are construed to provide indemnification with respect to securities law violations. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are involved in the representation of parties to the transactions described herein. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

     In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will constitute a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the Depositor in accordance with its terms.

     2. The Class A Certificates, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5A Certificates, the Class M-5F Certificates and the Class M-6 Certificates, assuming the execution,



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June 13, 2003

          authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, will be validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

     3. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes, each of REMIC I, REMIC II and REMIC III will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of the REMIC Provisions of the Code, the REMIC I Regular Interests will represent ownership of the "regular interests' in REMIC I, the Class R-I Certificates will constitute the sole class of "residual interests" in REMIC I, the REMIC II Regular Interests will represent ownership of the "regular interests' in REMIC II, the Class R- II Certificates will constitute the sole class of "residual interests" in REMIC II, each class of Offered Certificates (exclusive of any right to receive payments from the Net Wac Rate Carryover Reserve Account), the Class C Certificates and the Class P Certificates will represent ownership of "regular interests" in REMIC III and will generally be treated as debt instruments of REMIC III and the Class R-III Certificates will constitute the sole class of "residual certificates" in REMIC III, within the meaning of the REMIC Provisions in effect on the date hereof.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or I I (a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

                                        Very truly yours,

                                        By  /s/ Thacher Proffitt & Wood